Exhibit 5.1

International Business Machines Corporation

New Orchard Road

Armonk, NY

December 18, 2020

International Business Machines Corporation

New Orchard Road

Armonk, New York 10504

Ladies and Gentlemen:

I am the Vice President, Assistant General Counsel and Secretary of International Business Machines Corporation (herein called the “Corporation”) and an attorney duly admitted to practice in the State of New York. This opinion is furnished in connection with the filing with the Securities and Exchange Commission (the “SEC”) of a Post-Effective Amendment to Form S-8 (File No. 333-232585) filed by International Business Machines Corporation under the Securities Act of 1933 (the “Securities Act”) regarding the shares of common stock, par value $.20 per share, of the Corporation (the “Shares”) to be issued pursuant to the IBM Red Hat Acquisition Long-Term Performance Plan, Red Hat, Inc. 2004 Long-Term Incentive Plan, Ansible, Inc. 2013 Stock Incentive Plan and Makara, Inc. 2008 Equity Incentive Plan (the “Plans”).

I, working together with members of the Corporation’s legal department, have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed and reasoned legal opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that, when issued or sold in accordance with the terms of the Plans, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of my name in the Registration Statement as the legal counsel who has passed upon the legality of the Shares, as well as to the use of this legal opinion as part of the Registration Statement, as an Exhibit to the Registration Statement.

Sincerely,
/s/Frank P. Sedlarcik
Frank P. Sedlarcik
Vice President, Associate General Counsel and Secretary